Exhibit 99.1

Date:	January 28, 2009	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated 584 Derby-Milford Road P. O. Box 549 Orange, CT 06477 203-799-4100

Contact:	William R. Sperry
HUBBELL REPORTS FOURTH QUARTER, FULL YEAR RESULTS;
FOURTH QUARTER NET SALES UP 6%, EARNINGS OF $0.82 PER DILUTED SHARE
ORANGE, CT. (January 28, 2009) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter and full year ended December 31, 2008.
Net sales in the fourth quarter of 2008 were $652.1 million, an increase of 6% from the $614.7 million reported in the fourth quarter of 2007. Operating income increased 6% to $72.4 million, resulting in operating income as a percent of net sales of 11.1%. Net income in the fourth quarter of 2008 was $46.3 million compared to $48.0 million reported in the fourth quarter of 2007. Earnings per diluted share of $0.82 were unchanged from the fourth quarter last year. The Company recognized approximately $0.05 and $0.07 per diluted share in the fourth quarter of 2008 and fourth quarter of 2007, respectively, for expenses related to workforce reductions.
The results for the fourth quarter of 2008 include a $0.03 benefit due to the retroactive reinstatement of the research and development tax credit. In addition, last year’s fourth quarter
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earnings per diluted share included a $0.05 benefit primarily due to the completion of an examination of the 2004-2005 federal income tax returns. Excluding the impact of the workforce reductions and tax adjustments in both periods, 2008 fourth quarter earnings per diluted share were unchanged from the fourth quarter last year.
In the fourth quarter of 2008, the Company invested approximately $56 million to acquire Varon Lighting Group, LLC which has become part of Hubbell’s Lighting business. Based in Chicago, IL, Varon is a leading provider of energy-efficient lighting fixtures and controls designed for indoor commercial and industrial lighting retrofits, as well as outdoor new and retrofit pedestrian-scale lighting applications.
Net sales for the full year 2008 were $2,704.4 million, an increase of 7% over 2007. Operating income increased by 16% to $346.0 million resulting in operating income as a percent of net sales of 12.8%. Net income for the full year 2008 was $222.7 million, an increase of 7% compared to the $208.3 million reported in 2007. Earnings per diluted share were $3.94 or 13% above the $3.50 reported for 2007.
Cash flow from operations in 2008 was $319.2 million compared to $335.2 million in 2007. Capital spending in 2008 was $49.4 million compared to $55.9 million in 2007. During 2008 the Company invested $267.4 million on acquisitions and repurchased 2.0 million shares of its common stock for $96.6 million.
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OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer, said “The strong results reported in the fourth quarter capped off a year of record sales and earnings for Hubbell. I am proud of the entire organization’s ability to navigate through the challenges of the fourth quarter: unprecedented disruption in the credit markets, a sharp decline in market activity and volatile commodity prices. We are also pleased with the acquisition of Varon completed in the fourth quarter that has been added to Hubbell’s Lighting business. This business focuses on the large market of existing buildings with older lighting technology and offers high quality lighting with dramatically better energy efficiency.
“In the fourth quarter, we experienced a slowdown in orders reflective of the weakening economic environment and the financial markets crisis. Our net sales increased 6% in the quarter with acquisitions and selling price increases adding 6% and 4%, respectively. Unit volume was down approximately 1% as lower incoming orders were largely offset by a reduction in backlog. Additionally, unfavorable foreign currency translation reduced net sales by approximately 3%.
“In reviewing the full year results, I am particularly pleased that we were able to expand our full year operating margins by 100 basis points compared to 2007 despite unprecedented commodity cost increases due to our focus on pricing discipline, cost containment and productivity initiatives. In addition, we finished the full year 2008 with free cash flow, defined as operating cash flow less capital expenditures, equal to 121% of net income.”
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SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on fourth quarter results in 2008 and 2007. The prior year amounts have been adjusted to reflect the Company’s realigned reporting segments as reported in the first quarter of 2008.
Electrical segment net sales increased 1% year-over-year as selling price increases, acquisitions and strong shipments of high voltage products were largely offset by weaker residential product sales and unfavorable foreign currency translation. The selling price increases and acquisitions added approximately 4% and 3%, respectively, to net sales in the fourth quarter of 2008. Electrical segment operating income decreased to $44.7 million compared to $45.4 million reported in the fourth quarter of 2007. The slight decline in profitability in the segment was due to weaker results in our residential lighting business and commodity cost headwinds. These decreases were largely offset by selling price increases, higher productivity and the favorable contribution from the Kurt Versen acquisition completed early in the year.
Hubbell’s Power segment reported a 21% increase in net sales compared to the fourth quarter of 2007 principally due to the impact of acquisitions and selling price increases. Acquisitions and selling price increases added approximately 14% and 6%, respectively, to net sales in the fourth quarter of 2008. Operating income increased 19% in the fourth quarter of 2008 versus the same period last year due to selling price increases, productivity improvements and acquisitions.
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SUMMARY & OUTLOOK
Mr. Powers commented “Turning to 2009, we anticipate significant recessionary conditions in the U.S. and a slowdown in overall global demand. Hubbell’s largest served market, non-residential construction, is forecasted to be down significantly. The residential construction market is still contracting and will likely be down at comparable percentages to 2008. The utility market is expected to be lower, with many utility companies delaying capital spending on transmission and substation related projects while distribution investments will continue to be hampered by the residential market decline. We expect the industrial markets to be weaker due to a slowdown in manufacturing production. Finally, while we would anticipate some benefit from any expected energy related stimulus package from the new administration, the timing and magnitude of such benefits remain to be seen.”
Mr. Powers concluded “While we finished 2008 on a strong note, we are preparing for a decrease in net sales and earnings in 2009. The forecasted market headwinds are well documented while the commodity and pricing dynamics are expected to remain highly volatile. Nevertheless, our focus and strategy remains largely unchanged. We will continue to carefully manage the cost price equation, reduce costs across our business, including lowering staffing levels, and move forward with our successful productivity programs. In addition, we will continue with our strategy of pursuing bolt-on acquisitions to enhance our portfolio. We also expect free cash flow to exceed net income and will maintain a conservative balance sheet.”
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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from any expected energy related stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” Sections in the Annual Report on Form 10-K for the year ended December 31, 2007.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2008 revenues of $2.7 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People’s Republic of China,

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and maintains sales offices in Singapore, Hong Kong, South Korea, the People’s Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.
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(Financial Schedules are Attached.)

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(in millions, except per share data)

	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2008	2007	2008	2007

Net Sales	$652.1	$614.7	$2,704.4	$2,533.9
Cost of goods sold	466.2	433.8	1,901.0	1,798.1
Selling & administrative expenses	113.5	112.3	457.4	436.4

Total Operating Income	72.4	68.6	346.0	299.4
Operating income as a % of Net Sales	11.1%	11.2%	12.8%	11.8%
Interest expense, net	(7.7)	(3.7)	(24.6)	(15.2)
Other (expense) income, net	(0.6)	(0.7)	(3.5)	—

Income Before Income Taxes	64.1	64.2	317.9	284.2
Provision for income taxes	17.8	16.2	95.2	75.9

Net Income	$46.3	$48.0	$222.7	$208.3

Earnings Per Share:
Basic	$0.83	$0.83	$3.97	$3.54
Diluted	$0.82	$0.82	$3.94	$3.50

Average Shares Outstanding:
Basic	55.9	57.8	56.0	58.8
Diluted	56.2	58.6	56.5	59.5

HUBBELL INCORPORATED
Segment Information
(in millions)

	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2008	2007	2008	2007

Net Sales
Electrical	$458.2	$455.1	$1,958.2	$1,897.3
Power	193.9	159.6	746.2	636.6

Total Net Sales	$652.1	$614.7	$2,704.4	$2,533.9

Operating Income
Electrical	$44.7	$45.4	$227.3	$202.1
Power	27.7	23.2	118.7	97.3

Total Operating Income	$72.4	$68.6	$346.0	$299.4

Operating Income as a % of Net Sales
Electrical	9.8%	10.0%	11.6%	10.7%
Power	14.3%	14.5%	15.9%	15.3%
Total	11.1%	11.2%	12.8%	11.8%

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(in millions)

	(UNAUDITED)
	DECEMBER 31, 2008	DECEMBER 31, 2007

ASSETS
Cash and cash equivalents	$178.2	$77.5
Accounts receivable, net	357.0	332.4
Inventories, net	335.2	322.9
Deferred taxes and other	48.7	55.2

TOTAL CURRENT ASSETS	919.1	788.0

Property, plant and equipment, net	349.1	327.1
Investments	35.1	39.2
Goodwill	584.6	466.6
Intangible assets and other	227.6	242.5

TOTAL ASSETS	$2,115.5	$1,863.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Short-term debt	$—	$36.7
Accounts payable	168.3	154.0
Accrued salaries, wages and employee benefits	61.5	58.6
Dividends payable	19.7	19.2
Accrued insurance	46.3	46.7
Other accrued liabilities	129.2	104.3

TOTAL CURRENT LIABILITIES	425.0	419.5

Long-term debt	497.4	199.4
Other non-current liabilities	185.0	161.9

TOTAL LIABILITIES	1,107.4	780.8

SHAREHOLDERS’ EQUITY	1,008.1	1,082.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,115.5	$1,863.4

HUBBELL INCORPORATED
Condensed Consolidated Statement Of Cash Flows
(in millions)

	TWELVE MONTHS ENDED DECEMBER 31
	(UNAUDITED)
	2008	2007

Cash Flows From Operating Activities
Net Income	$222.7	$208.3
Depreciation and amortization	63.1	60.2
Stock-based compensation expense	12.5	12.7
Deferred income taxes	0.7	(3.7)
Changes in working capital	22.1	94.1
Contributions to defined benefit pension plans	(11.2)	(28.4)
Other, net	9.3	(8.0)

Net cash provided by operating activities	319.2	335.2

Cash Flows From Investing Activities
Capital expenditures	(49.4)	(55.9)
Acquisition of businesses, net of cash acquired	(267.4)	(52.9)
Net change in investments	4.2	(2.6)
Other, net	6.2	5.7

Net cash used in investing activities	(306.4)	(105.7)

Cash Flows From Financing Activities
Borrowings/repayments of debt	(36.7)	15.8
Issuance of long term debt	297.7	—
Payment of dividends	(76.9)	(78.4)
Acquisition of common shares	(96.6)	(193.1)
Proceeds from exercise of stock options	8.1	48.0
Other, net	(1.9)	7.3

Net cash provided by (used) in financing activities	93.7	(200.4)

Effect of foreign exchange rate changes on cash and cash equivalents	(5.8)	3.1

Increase in cash and cash equivalents	100.7	32.2
Cash and cash equivalents
Beginning of period	77.5	45.3

End of period	$178.2	$77.5